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                                                                   EXHIBIT 3(aa)

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                  VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.


        The undersigned, Mitchell B. Rubin, certifies as follows:

        1. I am the duly elected and acting President of Voice Powered Technology International, Inc., a California corporation ("Corporation").

        2. The Corporation is subject, pursuant to Chapter 11 of the United States Bankruptcy Code, to the jurisdiction of the United States Bankruptcy Court for the Central District of California, in a proceeding entitled "In Re Voice Powered Technology, Inc., a California corporation, Debtor," Case No. Bk. No. LA 97-46292-VZ.

        3. Pursuant to an Order Confirming Amended Plan of Reorganization for Voice Powered Technology International, Inc., entered on April 29, 1998 ("Order"), the amendments to the Articles of Incorporation of the Corporation hereinafter set forth have been approved and Mitchell B. Rubin, President of the Corporation, has been authorized to execute this Certificate and to cause this Certificate to be filed with the Secretary of State of California.

        4. Pursuant to the Order and Section 1400 of the California Corporations Code, Paragraph (a) of Article III is hereby amended to read as follows:

                     "Preferred Stock, Series B 14% Convertible Cumulative Preferred Stock, Series C 12% Convertible Cumulative Preferred Stock, Special Preferred Stock and Common Stock. The corporation is authorized to issue five classes of shares designed Preferred Stock," "Series B 14% Convertible Cumulative Preferred Stock," "Series C 12% Convertible Cumulative Preferred Stock," "Special Preferred Stock" and "Common Stock," respectively. The number of shares of Preferred Stock authorized to be issued is 5,000,000 shares, $0.001 par value, the number of shares of Series B 14% Convertible Cumulative Preferred Stock authorized to be issued is 2,000,000, $0.001 par value, the number of shares of Series C 12% Convertible Cumulative Preferred Stock authorized to be issued is 2,500,000 shares, $0.001 par value, the number of shares of Special Preferred Stock authorized to be issued is 10,000,000 shares, $0.001 par value, and the number of shares of Common Stock authorized to be issued is 100,000,000 shares of $0.001 par value. The corporation shall not issue non-voting equity securities. The rights, preferences, provisions and restrictions imposed upon the five classes of shares are set forth in the succeeding Sections of Article III."


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           IN WITNESS WHEREOF, the undersigned being duly authorized as aforesaid, has executed this Certificate this 8th day of May 1998.


                              /s/ Mitchell B. Rubin
                              -------------------------------
                              Mitchell B. Rubin

           The undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of his own knowledge.

           Dated:  May 8, 1998

                              /s/ Mitchell B. Rubin
                              -------------------------------
                              Mitchell B. Rubin